Exhibit 3.1

RESTATED

CERTIFICATE OF INCORPORATION

OF

SAMSONITE CORPORATION

Samsonite Corporation (the “Corporation”), a corporation organized and existing under and by virtue of the laws of the State of Delaware, DOES HEREBY CERTIFY that:

1.                                       The present name of the Corporation is Samsonite Corporation. Until July 14, 1995, its name was Astrum International Corp., and previously was E-II Holdings Inc. and before that Esmark International, Inc. The Corporation was initially incorporated under the name of KALK International, Inc. and the date of filing of its original Certificate of Incorporation with the Secretary of State of the State of Delaware was May 4, 1987.

2.                                       This Restated Certificate of Incorporation was duly adopted by the Board of Directors of the Corporation in accordance with Section 245 of the Delaware General Corporation Law.

3.                                       This Restated Certificate of Incorporation only restates and integrates and does not further amend the provisions of the Corporation’s certificate of incorporation as heretofore amended or supplemented, and there is no discrepancy between those provisions and the provisions of this Restated Certificate of Incorporation.

4.                                       The text of the Restated Certificate of Incorporation reads as follows:

ARTICLE I

The name of the corporation is:

Samsonite Corporation

ARTICLE II

The address of the Corporation’s registered office in the State of Delaware is The Prentice-Hall Corporation System, Inc., 2711 Centerville Road, Ste. 400, Wilmington, Delaware 19808, County of New Castle. The name of the Corporation’s registered agent at such address is The Prentice-Hall Corporation System, Inc.

ARTICLE III

The purpose of the Corporation shall be to engage in any lawful act or activity for which corporations may be organized and incorporated under the General Corporation Law of the State of Delaware.

ARTICLE IV

The total number of shares of stock which the Corporation shall have authority to issue is 1,002,000,000 shares, consisting of 2,000,000 shares of preferred stock, par value $.01 per share (hereinafter referred to as “Preferred Stock”), and 1,000,000,000 shares of common stock, par value $.01 per share (hereinafter referred to as “Common Stock”). No nonvoting equity securities of the Corporation shall be issued by the Corporation.

The Preferred Stock may be issued from time to time in one or more series. The Board of Directors is hereby authorized to provide for the issuance of shares of Preferred Stock in series and, by filing a certificate pursuant to the applicable law of the State of Delaware (hereinafter referred to as a “Preferred Stock Designation”), to establish from time to time the number of shares to be included in each such series, and to fix the designation, powers, preferences and rights of the shares of each such series and the qualifications, limitations and restrictions thereof. The authority of the Board of Directors with respect to each series shall include, but not be limited to, determination of the following:

(a)                                  The designation of the series, which may be by distinguishing number, letter or title.

(b)                                 The number of shares of the series, which number the Board of Directors may thereafter (except where otherwise provided in the Preferred Stock Designation) increase or decrease (but not below the number of shares thereof then outstanding).

(c)                                  Whether dividends, if any, shall be cumulative or noncumulative and the dividend rate of the series.

(d)                                 The dates at which dividends, if any, shall be payable.

(e)                                  The redemption rights and price or prices, if any, for shares of the series.

(f)                                    The terms and amount of any sinking fund provided for the purchase or redemption of shares of the series.

(g)                                 The amounts payable on shares of the series in the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation.

(h)                                 Whether the shares of the series shall be convertible into shares of any other class or series, or any other security, of the Corporation or any other corporation, and, if so, the specification of such other class or series or such other security, the conversion price or prices or rate or rates, any adjustments thereof, the date or dates as of which such shares shall be convertible and all other terms and conditions upon which such conversion may be made.

(i)                                     Restrictions on the issuance of shares of the same series or of any other class or series.

(j)                                     The voting rights, if any, of the holders of shares of the series.

The Common Stock shall be subject to the express terms of the Preferred Stock and any series thereof. Each share of Common Stock shall be equal to each other share of Common Stock. The holders of shares of Common Stock shall be entitled to one vote for each such share upon all questions presented to the stockholders.

Except as may be provided in this Certificate of Incorporation or in a Preferred Stock Designation, the Common Stock shall have the exclusive right to vote for the election of directors and for all other purposes, and holders of Preferred Stock shall not be entitled to receive notice of any meeting of stockholders at which they are not entitled to vote.

The Corporation shall be entitled to treat the person in whose name any share of its stock is registered as the owner thereof for all purposes and shall not be bound to recognize any equitable or other claim to, or interest in, such share on the part of any other person, whether or not the Corporation shall have notice thereof, except as expressly provided by applicable law.

ARTICLE V

In furtherance of, and not in limitation of, the powers conferred by law, the Board of Directors is expressly authorized and empowered to adopt, amend or repeal the By-Laws of the Corporation.

ARTICLE VI

The business and affairs of the Corporation shall be managed by or under the direction of a Board of Directors consisting of not less than three nor more than fifteen directors, the exact number of directors to be determined from time to time by resolution adopted by the affirmative vote of a majority of the Board of Directors. All directors shall be of one class and serve for a term ending at the annual meeting following the annual meeting at which the director was elected. In no case will a decrease in the number of directors shorten the term of any incumbent director. A director shall hold office until the annual meeting at which his or her term expires and until his or her successor shall be elected and shall qualify, subject, however, to prior death, resignation, retirement, disqualification or removal from office. Any vacancy on the Board of Directors that results from an increase in the number of directors may be filled by a majority of the Board of Directors then in office, provided that a quorum is present, and any other vacancy occurring in the Board of Directors may be filled by a majority of the directors then in office, even if less than a quorum, or by a sole remaining director. Any director elected to fill a vacancy not resulting from an increase in the number of directors shall have the same remaining term as that of his or her predecessor.

Notwithstanding the foregoing, whenever the holders of any one or more classes or series of Preferred Stock or any other class of stock issued by the Corporation shall have the right, voting separately by class or series, to elect directors at an annual or special meeting of stockholders, the election, term of office, filling of vacancies and other features of such directorships shall be governed by the terms of the Restated Certificate of Incorporation applicable thereto, and such directors so elected shall not be divided into classes pursuant to this Article VI unless expressly provided by such terms.

ARTICLE VII

Each person who is or was or had agreed to become a director or officer of the Corporation, or each such person who is or was serving or who had agreed to serve at the request of the Board of Directors or an officer of the Corporation as an employee or agent of the Corporation or as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise (including the heirs, executor, administrators or estate of such person), shall be indemnified by the Corporation, in accordance with the By-laws of the Corporation, to the full extent permitted from time to time by the General Corporation Law of the State of Delaware as the same exists or may hereafter be amended or any other applicable laws as presently or hereafter in effect. Without limiting the generality or the effect of the foregoing, the Corporation may enter into one or more agreements with any person which provide for indemnification greater or different than that provided in this Article VII. Any amendment or repeal of this Article VII shall not adversely affect any right or protection existing hereunder immediately prior to such amendment or repeal.

ARTICLE VIII

A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the General Corporation law of the State of Delaware, or (iv) for any transaction from which the director derived an improper personal benefit. Any amendment or repeal of this Article VIII shall not adversely affect any right or protection of a director of the Corporation existing immediately prior to such amendment or repeal.

ARTICLE IX

The Corporation shall not be governed by Section 203 of the General Corporation Law of the State of Delaware.

ARTICLE X

The Corporation reserves the right at any time and from time to time to amend, alter, change or repeal any provision contained in this Certificate of Incorporation or a Preferred Stock Designation, and any other provisions authorized by the laws of the State of Delaware at the time in force may be added or inserted, in the manner now or hereafter prescribed herein or by applicable law, and all rights, preferences and privileges of whatsoever nature conferred upon stockholders, directors or any other persons whomsoever by and pursuant to this Certificate of Incorporation in its present form or as hereafter amended are granted subject to the right reserved in this Article X; provided, however, that any amendment or repeal of Article VII or Article VIII of this Certificate of Incorporation shall not adversely affect any right or protection existing hereunder immediately prior to such amendment or repeal; and provided further that no Preferred Stock Designation shall be amended after the issuance of any shares of the series of Preferred Stock created thereby, except in accordance with the terms of such Preferred Stock Designation and the requirements of applicable law.

IN WITNESS WHEREOF, Samsonite Corporation has caused this certificate to be signed by the undersigned officers, thereunto duly authorized, this 15th day of December, 2005.

SAMSONITE CORPORATION

By:	/s/ Marcello Bottoli
Name:	Marcello Bottoli
Title:	Chief Executive Officer

By:	/s/ Richard H. Wiley
Name:	Richard H. Wiley
Title:	Chief Financial Officer